UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 19, 2022

CRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	000-24049	04-2372210
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

200 Clarendon Street, Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (617) 425-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, no par value	CRAI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 19, 2022, CRA International, Inc. (“we,” “us,” “our” or the “Company”) and its subsidiaries CRA International (UK) Limited (the “UK Borrower”), CRA International Limited (the “Canadian Borrower”), and CRA International (Netherlands) B.V. (the “Dutch Borrower” and, together with the Canadian Borrower and the UK Borrower, the “Designated Borrowers”; the Designated Borrowers, together with the Company, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) among the Borrowers, Bank of America, N.A., as swingline lender, a letter of credit issuing bank and administrative agent, Citizens Bank, N.A., as a letter of credit issuing bank, and the lenders party thereto.

The Credit Agreement provides the Borrowers with a $250 million revolving credit facility, which may be decreased at CRA’s option to $200 million during the period from July 16 in a year through January 15 in the next year. The revolving credit facility includes a $35 million sublimit for borrowings by the Designated Borrowers, a $75 million sublimit for borrowings in Euros, Pounds Sterling, Canadian Dollars, Swiss Francs and any other currency (other than U.S. Dollars) that is approved pursuant to the Credit Agreement (the “Alternate Currencies”), a $25 million sublimit for the issuance of letters of credit, and a $15 million sublimit for swingline loans by the swingline lender.

At closing, the Company borrowed $50 million under the revolving credit facility. Also, letters of credit in the aggregate amount of approximately $4.4 million that had been issued under the Existing Credit Agreement (as defined below) were deemed to be issued and outstanding under the new revolving credit facility.

We may use the proceeds of the revolving credit loans for general corporate purposes, subject to our compliance with the terms of the Credit Agreement. We may repay any borrowings under the revolving credit facility at any time without any premium or penalty (other than customary “breakage” costs), but we must repay all borrowing thereunder in no event later than August 19, 2027.

The borrowings under the revolving credit facility bear interest at a rate per annum equal to one of the following rates, as selected by the relevant Borrower, in each case plus an applicable margin as described below: (i) in the case of borrowings in U.S. dollars by the Company, the Base Rate (as defined in the Credit Agreement), (ii) in the case of borrowings in U.S. dollars, a rate based on Term SOFR (as defined in the Credit Agreement) for the applicable interest period, (iii) in the case of borrowings in Euros, EURIBOR (as defined in the Credit Agreement) for the applicable interest period, (iv) in the case of borrowings in Pounds Sterling, a daily rate based on SONIA (as defined in the Credit Agreement), (v) in the case of borrowings in Canadian Dollars, CDOR (as defined in the Credit Agreement) for the applicable interest period, (vi) in the case of borrowings in Swiss Francs, a daily rate based on SARON (as defined in the Credit Agreement), or (vii) in the case of borrowings in any other Alternate Currency, the relevant daily or term rate determined as provided in the Credit Agreement. The applicable margin on borrowings based on the Base Rate varies within a range of 0.25% to 1.00% depending on our consolidated net leverage ratio (used herein as determined under the Credit Agreement), and the applicable margin on borrowings based on any of the other rates described above varies within a range of 1.25% to 2.00% depending on our consolidated net leverage ratio. We are required to pay a fee on the amount available to be drawn under any letter of credit issued under the revolving credit facility at a rate per annum that varies between 1.25% and 2.00% depending on our consolidated net leverage ratio. We are required to pay a fee on the unused portion of the revolving credit facility at a rate per annum that varies between 0.175% and 0.250% depending on our consolidated net leverage ratio.

Subject to certain terms and conditions set forth in the Credit Agreement, including our pro forma compliance with the financial covenants specified therein, we may request from time to time that the lenders under the Credit Agreement and/or other financial institutions that would become lenders thereunder provide additional revolving credit commitments thereunder, provided that the aggregate principal amount of all such additional commitments does not exceed the greater of $125 million and 100% of our consolidated EBITDA for the applicable trailing four-fiscal-quarter period (as determined under the Credit Agreement). No existing lender under the Credit Agreement is obligated to provide any such additional commitment.

We must comply with various customary financial and non-financial covenants under the Credit Agreement. The primary financial covenants under the Credit Agreement consist of a maximum consolidated net leverage ratio and a minimum consolidated interest coverage ratio. The primary non-financial covenants under the Credit Agreement limit, subject to various exceptions, our ability to incur future indebtedness, to place liens on assets, to pay dividends or other distributions on our capital stock, to repurchase our capital stock, to conduct acquisitions, to make investments and loans, to alter our capital structure and to dispose of assets.

The lenders under the Credit Agreement are entitled to accelerate repayment of the loans under the Credit Agreement upon the occurrence of any of various customary events of default, which include, among other events, failure to pay when due any principal, interest, fees or other amounts in respect of the loans (subject to a grace period for non-principal amounts), breach of any of our covenants (subject, in some cases, to certain grace periods) or representations under the loan documents, default under any of our or our subsidiaries’ indebtedness agreements above a threshold principal amount, a bankruptcy or insolvency event with respect to our or our material subsidiaries, an unsatisfied judgment against us or any of our material subsidiaries above a threshold amount, or our undergoing a change of control (as defined in the Credit Agreement).

The obligations of the Designated Borrowers in respect of the revolving credit facility are guaranteed by the Company. Any future material U.S. subsidiary of the Company (determined as provided in the Credit Agreement) will be required to guarantee the obligations of the Borrowers in respect of the revolving credit facility. The obligations of the Borrowers in respect of the revolving credit facility are unsecured.

The forgoing description of the Credit Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached to this Current Report on Form 8-K (this “report”) as Exhibit 10.1, and which is incorporated herein in its entirety by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Simultaneously with the Borrowers’ entry into the Credit Agreement, on August 19, 2022 the Company repaid in full all outstanding indebtedness under, and terminated, (i) its existing Amended and Restated Credit Agreement, dated as of October 24, 2017 (as amended or otherwise modified from time to time, including (but not limited to) by the Incremental Amendment to Amended and Restated Credit Agreement dated as of January 12, 2021, the “Existing Credit Agreement”), among the Borrowers, Citizens Bank, N.A., as administrative agent and a letter of credit issuing bank, and Bank of America, N.A., as a letter of credit issuing bank, and the lenders party thereto, and (ii) the Amended and Restated Securities Pledge Agreement, dated as of October 24, 2017, by and between the Company, as pledgor, and Citizens Bank, N.A., as administrative agent (collectively, the “Terminated Agreements”). In connection with the termination, the aggregate outstanding principal amount of the loans, plus all accrued interest, under the Existing Credit Agreement was repaid by the Company in an amount equal to approximately $50 million. The Terminated Agreements did not contain any early termination penalties. The material terms and conditions of the Terminated Agreements were described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017 and in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2021, and such descriptions are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On August 22, 2022, the Company issued a press release announcing its entry into the Credit Agreement. A copy of the Company’s press release is hereby furnished to the Commission and incorporated herein by reference as Exhibit 99.1.

The information contained in Item 7.01 of this report and in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Number	Title

10.1	Credit Agreement, dated as of August 19, 2022, by and among CRA International, Inc., CRA International (UK) Limited, CRA International (Netherlands) B.V., and CRA International Limited, as the Borrowers, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, the other L/C Issuers party thereto and the other Lenders party thereto

99.1	August 22, 2022 Credit Agreement press release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRA INTERNATIONAL, INC.

Dated: August 22, 2022	By:	/s/ Daniel Mahoney
Daniel Mahoney
Chief Financial Officer, Executive Vice President and Treasurer

5